FOR IMMEDIATE RELEASE
NOVEMBER 21, 2003
PHONE: 609-561-9000
IR: STEPHEN CLARK x4260 e-mail-sclark@sjindustries.com
PR: JOANNE BRIGANDI x4240 e-mail-jbrigandi@sjindustries.com


                  SOUTH JERSEY INDUSTRIES RAISES DIVIDEND 5.2%
         CITES EARNINGS GROWTH EXPECTATIONS AND STRONG 2003 PERFORMANCE

FOLSOM, NJ - Citing a combination of strong performance in 2003 and the expectations for future earnings growth, the Board of Directors of South Jersey Industries (NYSE: SJI) voted to increase the company's regular quarterly dividend from $0.385 to $0.405 per share and its annual dividend by $0.08 to $1.62 per share. "This action demonstrates the strength of our company and the confidence of our board," stated Charles Biscieglia, SJI chairman and CEO. "It also underscores SJI's commitment to providing our investors with a secure, growing dividend made possible by our strong earnings growth." Reflecting that commitment, SJI's board of directors has established a policy for annual dividend growth of 3% to 6%. The strength of SJI's earnings forecast, targeted at a 6% to 7% annualized growth rate, easily supports a higher dividend growth rate than previously applied by the company.

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         An investment in SJI has provided annualized total shareholder returns of 13.4%, 14.2% and 21.1% for the five, three and one year periods ending September 30, 2003. "SJI views dividend growth as a sure way to enhance total shareholder return," stated Biscieglia. "We will remain focused on providing this type of high quality investment performance to our loyal investors."
         The dividend is payable December 30, 2003 to shareholders of record at the close of business December 10, 2003. This marks the fifth year in a row that SJI, the parent company of South Jersey Gas, has increased its declared dividend and the second consecutive year the amount of the increase has doubled. SJI has paid dividends for 52 consecutive years.
         South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group and Marina Energy. Visit www.sjindustries.com to learn more about SJI and its subsidiaries.

This release contains forward-looking statements about SJI's financial performance. The statements are made in good faith and deemed reasonable at the date of this release. SJI assumes no responsibility to update this information. Actual results may vary and SJI encourages you to conduct your own research before making any investment decisions including a review of SJI's 2002 SEC Form 10K and Annual Report, and subsequently filed SEC Forms 10Q for a discussion of risks and/or uncertainties that may cause actual results to vary.
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